COVENTRY HEALTH CARE
COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

TABLE OF CONTENTS

	MESSAGE FROM THE CEO	3
I.	PURPOSE	4
II.	CONFLICT OF INTEREST	5
	A. USE OF CORPORATE FUNDS AND ASSETS B. OUTSIDE FINANCIAL INTERESTS C. OUTSIDE ACTIVITIES D. HONORARIA E. PARTICIPATION ON BOARDS OF DIRECTORS/TRUSTEES F. CORPORATE OPPORTUNITIES G. LOANS	5 5 6 6 6 7 7
III.	FRAUD AND ABUSE	7
IV.	DEALING WITH THIRD PARTIES	8

A. CONTRACT NEGOTIATION
B. MARKETING AND ADVERTISING ACTIVITIES
C. ANTITRUST AND COMPETITION
D. ANTI-KICKBACK AND FALSE CLAIMS ISSUES
E. GIFTS AND ENTERTAINMENT
F. PAYMENTS TO THIRD PARTIES
G. NO PAYMENTS TO GOVERNMENT EMPLOYEES
H. BILLING AND REIMBURSEMENT
		8 8 8 9 9 10 11 11
V.	FINANCIAL REPORTING AND INTERNAL CONTROL	11
	A. PERSONNEL RECORDS B. INTERNAL CONTROL C. FINANCIAL REPORTING D. EXPENSE ACCOUNTS E. PROTECTION AND PROPER USE OF COMPANY ASSETS	11 11 12 12 12
VI.	COMMUNICATION PRACTICES	12

A. CONFIDENTIAL INFORMATION
B. HONEST COMMUNICATION AND FAIR AND ACCURATE DISCLOSURE
C. MISAPPROPRIATION OF PROPRIETARY INFORMATION
D. PRIVACY ISSUES REGARDING WRITTEN AND ELECTRONIC MAIL
E. REQUESTS FOR INFORMATION
F. MAINTENANCE OF COMPANY RECORDS AND FILES
G. CONFIDENTIAL MEMBER INFORMATION

		12 13 13 13 14 14 14
VII.	POLITICAL ACTIVITIES AND CONTRIBUTIONS	14
VIII.	DISCRIMINATION	15

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

IX.	IMPLEMENTATION	15
	A. COVERED PERSONS B. BOARD OF DIRECTORS C. TRAINING D. CHC OFFICERS, SUPERVISORS AND MANAGERS	15 16 16 16
X.	PROCEDURES FOR REPORTING SUSPECTED VIOLATIONS (WHISTLEBLOWER POLICY)	17

A. GENERAL POLICY
B. PURPOSE OF THE WHISTLEBLOWER POLICY
C. AFFECTED PERSONS PROTECTED
D. CONFIDENTIALITY OF DISCLOSURE
E. UNSUBSTANTIATED ALLEGATIONS
F. FOLLOW-UP
G. PROCEDURES
H. WEBSITE PUBLICATION
I. ANNUAL REVIEW

		17 18 18 18 19 19 19 21 21
XI.	LIMITATION ON EFFECT OF CODE OF BUSINESS CONDUCT AND ETHICS	21
XII.	RESERVATION OF RIGHTS	21
ATTACHMENTS		21

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COVENTRY HEALTH CARE
COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

MESSAGE FROM THE CEO

The Coventry Code of Business Conduct and Ethics is the foundation of our Compliance and Ethics Program and sets forth the guidelines which govern our actions, conduct and decisions as employees of Coventry.

Our members, shareholders,  business partners, and fellow employees  expect that we will conduct our business honestly, ethically, and in full compliance with the laws and regulations which govern our business. To achieve this, we all have the responsibility to create and maintain a strong ethical and compliant culture at Coventry. Every action taken and decision made must be honest and ethical and fully compliant with the law. By taking this approach,  we can ensure our values and principles are reflected in every aspect of our business.

Thank you for your commitment to Coventry’s Code of Conduct.

Sincerely,

/s/ Allen Wise

Allen Wise, CEO
Coventry Health Care, Inc.

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COVENTRY HEALTH CARE
COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

I.	PURPOSE

Coventry Health Care, Inc., together with all of its subsidiaries (“CHC”), is dedicated to conducting its business in accordance with the highest standards of ethical conduct.  CHC is committed to conducting its business activities with uncompromising integrity and in full compliance with the federal, state and local laws governing its business.  This commitment applies to relationships with stockholders, customers (enrollees, federal providers, state and local governments), contractors, vendors, competitors, auditors and all public and government bodies.

To protect CHC’s reputation and to assure uniformity in standards of conduct, CHC has established this Code of Business Conduct and Ethics (“Code”) as part of its Compliance and Ethics Program (“Compliance and Ethics Program”).  Unless a provision of this Code states otherwise, this Code shall apply to all directors, officers and employees of CHC (collectively, “Covered Persons”).  For purposes of this Code:  (1) the term “employees” shall mean all persons employed directly by CHC, but shall exclude all non-management directors; (2) the term “officers” shall mean all persons in the position of Vice President or any superior position as indicated on CHC’s organizational chart; and (3) the term “directors” shall mean all management and non-management directors on CHC’s Board of Directors.

Under the Compliance and Ethics Program, a Chief Compliance Officer has been appointed to ensure compliance with the Code, to serve as a contact for employees to report any potential violations of laws, regulations or this Code, and to take appropriate action against violators of any such laws, regulations, or this Code. The intent of the Code is to ensure that every Covered Person understands the proper standards of conduct and conforms his or her conduct with all applicable laws, rules and regulations, including the standards issued by the state and federal governmental programs in which CHC participates (e.g., Medicare (Parts C and D), Medicaid and Federal Employee Health Benefits programs.

This Code exists to provide directors, officers, employees, sales representatives, stockholders, suppliers and members of the general public with an official statement of how CHC and its subsidiaries must and will conduct business in the marketplace.  Under this Code, all Covered Persons will conduct themselves in the full spirit of honest and lawful behavior.  In addition, Covered Persons must not cause another employee or non-employee to act otherwise, whether through inducement, suggestion or coercion.  This Code and the policies and procedures of the Compliance and Ethics Program are not meant to cover all situations. Any doubts whatsoever as to the appropriateness of a particular situation, whether or not the situation is described within this Code, should be submitted either to your immediate supervisor or manager, CHC’s Chief Compliance Officer, a CHC Compliance Officer, or the CHC Comply Line.

All employees of CHC are to read, understand, be familiar with, and immediately after being hired at CHC and at least annually after hire, sign or electronically acknowledge and submit to CHC through the CHC learning management system, their acknowledgment of reading and understanding the attached Statement of Understanding (Attachment A), the Proprietary Information, Confidentiality and Non-Solicitation Agreement (Attachment B), the Pharmaceutical Company Relationships Employee Acknowledgment (Attachment C) and will complete the Business Transactions With A Party In Interest (Attachment D).  All non-management directors of CHC must also read, understand, be familiar with, and immediately after being elected or appointed to the relevant CHC Board of Directors (the “Board”), and at least annually after such election or appointment, sign the attached Statement of Understanding (Attachment A).  At the discretion of management, other additional individuals may be asked to read and sign the Statement of Understanding.  Only CHC’s Chief Compliance Officer or CHC’s General Counsel (or the Audit Committee in the case of executive officers and directors of CHC) may make decisions regarding requests for interpretation of or exceptions to this Code.

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

Any Covered Person violating any provision of this Code will be subject to disciplinary action, up to and including termination of employment.  In addition, promotion of and adherence to this Code and to the Compliance and Ethics Program will be one criterion used in evaluating the performance of Covered Persons.  To the extent that any additional policies are set forth in any other CHC manual, those policies should be consistent with this Code.  In case of any inconsistency, this Code shall govern.

II.	CONFLICT OF INTEREST

Covered Persons must avoid situations where their personal interest could conflict or appear to conflict with their responsibilities, obligations or duties to further CHC’s interest or present an opportunity for personal gain apart from the normal compensation provided through employment.  Conflicts of interest may not always be clear-cut so if you have a question, you should consult with the CHC Compliance Officer or CHC’s General Counsel.  Any Covered Person who becomes aware of a conflict or potential conflict must report it to the Board (in the case of a director), CHC’s Chief Compliance Officer, a CHC Compliance Officer, or the CHC Comply Line. The following guidelines have been developed to help you identify conflicts of interest:

A.	Use of Corporate Funds and Assets

Covered Persons may not use assets of the organization for their own personal benefit or gain.  All property and business of the organization shall be used in a manner designed to further CHC’s interest rather than the personal interest of an individual Covered Person.  Covered Persons are prohibited from the unauthorized use or taking of CHC’s equipment, supplies, software, data, intellectual property, materials or services.  Prior to engaging in any activity on CHC’s time which will result in remuneration or the use of CHC’s equipment, supplies, materials or services for personal or non-work related purposes, Covered Persons shall obtain the approval of their immediate supervisor or manager or other senior management of CHC.

B.	Outside Financial Interests

The following is a list of the types of activities by Covered Persons, or household members of such Covered Persons, that might cause conflicts of interest.  This list is not exhaustive and any questions regarding activities that may pose a potential conflict of interest should be directed to the Board (in the case of a director), a supervisor or manager, CHC’s Chief Compliance Officer, a Compliance Officer, a Human Resources representative, CHC’s General Counsel or the CHC Comply Line.

1. Ownership in or employment by any outside concern which does business with CHC.  This does not apply to stock or other investments held in a publicly held corporation, provided the value of the stock or other investments does not exceed 5% of the corporation’s stock.  CHC may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management concludes such ownership interests will not adversely impact CHC’s business interest or the judgment of the employee.

2. Conduct of any business not on behalf of CHC, with any vendor, supplier, contractor, or agency, or any of their officers or employees.

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

3. Representation of CHC by a Covered Person in any transaction in which he or she or a household member has a substantial personal interest.

4. Disclosure or use of confidential, special or inside information of or about CHC, particularly for personal profit or advantage of the Covered Person or a household member or other.

5. Competition with CHC by a Covered Person, directly or indirectly, in the purchase, sale or ownership of property or property rights or interests, or business opportunities.

Covered Persons who may have a conflict of interest must contact the Board (in the case of a director), CHC’s Chief Compliance Officer, a CHC Compliance Officer, or the CHC Comply Line for guidance.

C.	Outside Activities

Employees should avoid outside employment or activities that may have a negative impact upon their job performance with CHC, and all Covered Persons should avoid outside employment or activities that may conflict with their obligations, loyalties or fiduciary responsibilities to CHC.

D.	Honoraria

Employees, with the permission of CHC’s Chief Compliance Officer or CHC’s General Counsel, may participate as faculty and speakers at educational programs and functions on behalf of CHC during office hours.  Any honoraria in excess of Five Hundred Dollars ($500) shall be turned over to CHC unless the employee used time off, paid or unpaid, to attend the program or that portion of the program for which the honoraria is paid.

E.	Participation on Boards of Directors/Trustees

1. An employee must obtain approval from CHC’s Chief Compliance Officer or CHC’s General Counsel prior to serving as a member of the board of directors/trustees of any organization whose interests may conflict with those of CHC.  CHC retains the right to prohibit membership on any board of directors/trustees where such membership might conflict with the best interest of CHC.

2. An employee who is asked, or seeks to serve on the board of directors/trustees of any organization whose interest would not have an impact on CHC (for example, civic, charitable, fraternal and so forth) is not required to obtain such prior approval.

3. All compensation received by an employee for board services provided during normal work time may be retained by the employee.

4. An employee, if so required by CHC, must disclose all board of directors/trustees activities in CHC’s annual conflict of interest disclosure statement contained in the Business Transactions with a Party of Interest  (Attachment D).

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F.	Corporate Opportunities

Covered Persons are prohibited without the consent of the CHC Board of Directors from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position.  No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with CHC directly or indirectly without the consent of the Board (or an appropriate committee of the Board).  Covered Persons owe a duty to CHC to advance its legitimate interests when the opportunity to do so arises.

G.	Loans

CHC’s executive officers and directors may never accept loans or guarantees of obligations from CHC, from other employees, officers or directors of CHC on behalf of or for the benefit of CHC, or from any other person or entity, including suppliers and vendors, having or seeking business with CHC, except as permitted by law.  No employee of CHC may accept loans or guarantees of obligations from any person or entity, including suppliers and vendors, having or seeking business with CHC. If you have any doubts as to whether a loan is permissible, contact CHC’s Chief Compliance Officer or CHC’s General Counsel for guidance.

III.	FRAUD AND ABUSE

CHC expects all Covered Persons to comply scrupulously with all federal, state and local laws and government regulations. These laws and regulations prohibit (1) disguised payments in the submission of false, fraudulent or misleading claims to any government entity or third party payor, including claims for services not rendered, claims which characterize the service differently than the service actually rendered, or claims which do not otherwise comply with applicable program or contractual requirements; and (2) making false representations to any person or entity in order to gain or retain participation in a program or to obtain payment for any service.  All Covered Persons must report immediately to the Board (in the case of directors), a supervisor or manager, CHC’s Chief Compliance Officer, a CHC Compliance Officer, or the CHC Comply Line any actual or perceived violation of this Code, the Compliance and Ethics Program, or any other CHC policy.

1.
CHC will not tolerate fraud, waste or abuse in any of its relationships with internal and external parties.  CHC will identify, report, monitor, and when appropriate, refer for prosecution situations in which suspected fraud or abuse occurs.

2.
CHC is committed to compliance with all laws and regulations that prohibit employment of, payment to, or contracting with individuals or entities excluded or barred from Federal health care programs, including Medicare and Medicaid, or sanctioned by the U. S. Department of the Treasury.

3.
If any internal or external party, including employees, officers, directors, providers, agents/brokers, vendors, suppliers or contractors have been excluded, sanctioned, barred or convicted of health care fraud, CHC will terminate the employment or contract of such individuals or entities in accordance with CHC’s policy.

4.
As part of the annually executed Statement of Understanding (Attachment A), each employee will certify annually that he or she has not been convicted of, or charged with, a criminal offense related to health care nor has he or she been listed by a federal agency as debarred, excluded or otherwise ineligible for participation in federally funded health care programs.

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

IV.	DEALING WITH THIRD PARTIES

CHC obtains and keeps its business because of the quality of its products and services.  CHC is committed to providing services that meet all contractual obligations and CHC’s quality standards.  Conducting business, however, with vendors, suppliers, contractors, providers and customers (subscribers or members) can pose ethical or even legal problems, especially in activities where differing local customs and market practices exist.  The following guidelines are intended to help all Covered Persons make the “right” decision in potentially difficult situations.

A.	Contract Negotiation

CHC has an affirmative duty to disclose current, accurate and complete cost and pricing data where such data is required under appropriate federal or state law or regulation.  Employees involved in the pricing of contract proposals or in the negotiation of a contract must ensure the accuracy, completeness and currency of all data generated and given to supervisors and other employees.  Furthermore, all representations made by CHC employees to CHC’s customers and suppliers, both government and commercial, must be accurate, complete and current.  The submission to a federal government customer of a representation, quotation, statement or certification that is false, incomplete or misleading can result in civil and/or criminal liability for CHC, the involved employee and any supervisors who condone such an improper practice.  All Covered Persons should endeavor to deal fairly with all of CHC’s vendors, suppliers, contractors, providers and customers, to the extent appropriate under applicable law and consistent with CHC policy and their duties of loyalty to CHC.  It is inappropriate to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice that may be considered unfair dealing.

B.	Marketing and Advertising Activities

In conducting all marketing and advertising activities, Covered Persons may offer only honest, straightforward, fully informative and nondeceptive information.  It is in the best interests of members, CHC and payors alike, for members, physicians and other referral sources to understand fully the services offered by CHC, and the potential financial consequences if CHC’s services are ordered.  Therefore, Covered Persons shall not distort the truth, make false claims, engage in comparative advertising or attack or disparage another competitor.  All direct-to-consumer marketing activities that involve giving anything of value to a member or potential member require compliance with this Code and the relevant policies.

C.	Antitrust and Competition

Antitrust and competition laws apply to all commercial and federal domestic transactions conducted by CHC (and in some cases foreign transactions).  These laws are designed to ensure that competition exists and to preserve the free enterprise system.  These laws generally prohibit agreements to fix prices or participation in unfair practices that may reduce competition in the marketplace.  The antitrust laws applicable to CHC are complex and Covered Persons should consult CHC’s Chief Compliance Officer or CHC’s General Counsel if any questions arise as to the applicability of these laws to any activities conducted by Covered Persons.  At a minimum, antitrust laws prohibit Covered Persons from engaging in the following activities:

1. Discussions or agreements with competitors of CHC regarding price fixing, stabilization or discrimination.

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

2. Discussions or agreements with suppliers or customers of CHC that unfairly restrict trade or exclude other competitors from the marketplace.

3. Discussions or agreements with competitors of CHC to allocate territories, markets or customers.

4. Discussions or agreements with competitors of CHC to boycott suppliers, customers or providers.

5. Requiring customers of CHC to buy from CHC through the use of coercion, express or implied.

Employees responsible for areas of the business of CHC that may implicate the antitrust and competition laws must be aware of the laws in the jurisdictions in which CHC conducts business and the applicability of those laws.  Many countries have antitrust and competition laws that differ from the U.S. laws and employees must be aware of the specific laws in the jurisdictions in which they conduct the business of CHC.

D.	Anti-kickback and False Claims Issues

Federal and state laws generally prohibit CHC and Covered Persons from offering or paying anything of value to induce the referral of patients for health care items or services when such items or services are reimbursable by federal health care programs.  These laws also prohibit soliciting or accepting anything of value under similar circumstances.  In addition, CHC and Covered Persons are subject to various state and federal laws prohibiting the filing of false claims.  False claims laws prohibit, among other activities, filing claims for services not rendered or not rendered as described in the claim, or otherwise submitting false data to a state or federal health care program and upon which reimbursement may be based in whole or in part.  Anti-kickback and false claims laws are complex and Covered Persons should consult CHC’s Chief Compliance Officer or CHC’s General Counsel when questions arise as to the applicability of these laws to any activities conducted by Covered Persons.  Covered Persons should be aware that these laws may apply outside of the Medicare and Medicaid contexts as well.
CHC has adopted various policies designed to ensure compliance with federal and state anti-kickback and false claims laws.  For further information, refer to the Coventry Compliance Center on Coventry Today (http://cvtynet.cvty.com/).

E.	Gifts and Entertainment

1. To avoid both the reality and the appearance of improper relations with vendors, suppliers, contractors, providers or customers (subscribers or members), the following standards apply to receipt of gifts and entertainment by CHC employees.  In addition to the standards listed here, CHC employees are required to sign, or acknowledge electronically through the CHC learning management system, the “Pharmaceutical Company Relationships Employee Acknowledgment” (Attachment C).

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COMPLIANCE AND ETHICS PROGRAM

Code of Business Conduct and Ethics

a) CHC employees may not accept gifts of money under any circumstances nor may they solicit non-monetary gifts, gratuities or any other personal benefit or favor of any kind from vendors, suppliers, contractors or customers (subscribers or members).

CHC employees and their immediate families may accept unsolicited, non-monetary gifts from a business firm or individual doing or seeking to do business with CHC only if: (1) the gift is no more than the nominal value of $100 per calendar year; or (2) the gift is advertising or promotional material that has a fair market value of no more than $100.  Gifts of more than $100 per calendar year may be accepted if protocol, courtesy or other special circumstances exist.  However, all such gifts with a fair market value of more than $100 must first be reported to CHC’s Chief Compliance Officer who will determine with CHC’s General Counsel  if the CHC employee may accept the gift or must return it.

b) CHC employees may not encourage or solicit entertainment from any individual or company with whom CHC does business.  From time to time, CHC employees may offer and/or accept entertainment, but only if the entertainment is reasonable, occurs infrequently and does not involve lavish expenditures.  CHC employees who have questions or concerns about entertainment must contact CHC’s Chief Compliance Officer or CHC’s General Counsel.

2. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, or provided by any CHC employees, family member of a CHC employee or agent to a CHC customer unless it:  (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.  Please discuss with a supervisor or manager, CHC’s Chief Compliance Officer, a Compliance Officer, a Human Resources representative, CHC’s General Counsel or the CHC Comply Line any gifts or proposed gifts that you are not certain are appropriate.

F.	Payments to Third Parties

Agreements with agents, sales representatives, vendors, consultants and other contractors should be in writing and should clearly and accurately set forth the services to be performed, the basis for payment and the applicable rate or fee.  Payments should be reasonable in amount, not excessive in light of common practice and equal to the value of the products or services.  Third parties should be advised that the agreement may be publicly disclosed.

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Code of Business Conduct and Ethics

G.	No Payments to Government Employees

No CHC employee may offer or make available in any amount, directly or indirectly, any payment of money, gifts, services, entertainment or anything of value to any federal, state or local government official or employee.

H.	Billing and Reimbursement

CHC is committed to ensuring that its billing and reimbursement practices comply with all federal and state laws, regulations, guidelines and policies and that all bills are correct and reflect current payment methodologies.  CHC is committed further to ensuring that all members and customers receive timely and accurate bills and that all questions regarding billing are answered promptly and accurately.

V.	FINANCIAL REPORTING AND INTERNAL CONTROL

False or misleading entries may not be made in the financial books or employment records of CHC for any reason.  No Covered Person may engage in any actions that result in or create false or misleading entries in CHC’s books and records.

No payment or receipt on behalf of CHC may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction.  “Slush funds” or similar funds or accounts where no accounting for receipts or expenditures is made on CHC records are strictly prohibited.

A.	Personnel Records

Salary, benefit and other personal information relating to employees shall be treated as confidential.  Personnel files, payroll information, disciplinary matters and similar information shall be maintained in a manner designed to ensure confidentiality in accordance with applicable laws.  Covered Persons will exercise due care to prevent the release or sharing of information beyond those persons who may need such information to fulfill their job function.

B.	Internal Control

CHC has established control standards and procedures to ensure that assets are protected and properly used and that financial records and reports are accurate and reliable.  All Covered Persons share the responsibility for maintaining and complying with required internal controls.

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C.	Financial Reporting

All financial reports, accounting records, research reports, expense accounts, time sheets and other documents must accurately and clearly represent the relevant facts or the true nature of a transaction.  Employees who submit timesheets must be careful to do so in a complete, accurate and timely manner.  The employee’s signature on a timesheet is a representation that the timesheet accurately reflects the number of hours worked on the specified project.  Improper or fraudulent accounting, documentation or financial reporting is contrary to the policy of CHC and may be in violation of applicable laws.

D.	Expense Accounts

Many CHC employees regularly use CHC business expense accounts, which must be for legitimate business purposes and documented and recorded accurately. The submission of false, inappropriate or inaccurate expenses for reimbursement will result in disciplinary action up to, and including termination of employment, and may result in civil action or criminal charges.  If you are not sure whether a certain expense is for a legitimate business purpose, ask your supervisor or manager.

E.	Protection and Proper Use of Company Assets

Covered Persons are expected to use good judgment in the utilization of CHC, customer and supplier property.  The use of CHC assets, facilities or services for any unlawful, improper or unauthorized purpose is strictly prohibited.  The use of CHC assets for non-CHC purposes is appropriate only when specifically authorized by CHC policy or procedure or when the user receives express authorization from his or her supervisor or manager.  Any personal use of a CHC resource must not result in added cost, disruption of business processes, or any other disadvantage to CHC.  Supervisors and managers are responsible for the resources assigned to their respective departments and are empowered to resolve issues concerning their proper use.
The theft or misuse of any property or services by any Covered Persons will result in that person being disciplined, terminated or possibly subjected to civil and criminal penalties.  CHC’s equipment, systems, facilities, corporate credit cards and supplies must be used only for conducting CHC business or for purposes authorized by management.

VI.	COMMUNICATION PRACTICES

A.	Confidential Information

Covered Persons may have access to confidential information about CHC, its customers, suppliers and competitors or other information that might be of use to competitors or harmful to CHC or its customers, if disclosed.  Until released to the public, this information should not be disclosed to other Covered Persons who do not have a business need to know such information or to non-employees for any reason, except in accordance with established CHC procedures.  Confidential information of this kind includes, among other things, information or data on products, business strategies, corporate manuals, processes, systems or procedures.  Please refer to the separate CHC policy regarding confidential information entitled “Coventry Health Care, Inc. Statement of Policy Regarding Insider Trading and Confidentiality.”  Please also see the Proprietary Information, Confidentiality and Non-Solicitation Agreement (Attachment B) to this Code.

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B.	Honest Communication and Fair and Accurate Disclosure

CHC requires candor and honesty from Covered Persons in the performance of their responsibilities and in communication with our attorneys and auditors. No Covered Person shall make false or misleading statements to any member, person or entity doing business with CHC about other members, persons or entities doing business or competing with CHC, or about the products or services of CHC or its competitors.
In drafting and filing periodic reports or other documents filed with the Securities and Exchange Commission and in other public communications, Covered Persons should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure. Such steps should include going beyond the minimum requirements to convey a fair and accurate financial picture of CHC to public investors.
Business records and communications often become public, and Covered Persons should always avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos, and formal reports.

C.	Misappropriation of Proprietary Information

Covered Persons shall not misappropriate confidential or proprietary information belonging to another person or entity nor utilize any publication, document, computer program, information or product in violation of a third party’s interest in such product.  Covered Persons shall not improperly copy for their own use documents or computer programs in violation of applicable copyright laws or licensing agreements.  Covered Persons shall not utilize confidential business information obtained from competitors, including customer lists, price lists, contracts or other information in violation of a covenant not to compete, a prior employment agreement or in any other manner likely to provide an unfair or illegal competitive advantage to CHC.

D.	Privacy Issues Regarding Written and Electronic Mail

Use of CHC’s e-mail systems involves additional considerations and requires special care. Covered persons must bear in mind that e-mail, text messages, instant messages and other electronic communications are not private, and their source is clearly identifiable. These communications may remain part of CHC’s business records long after they have supposedly been deleted. Covered Persons must ensure that their personal e-mail does not adversely affect CHC or its public image or that of its customers, partners, associates or suppliers. E-mail may not be used for external broadcast messages or to send or post chain letters, messages of a political or religious nature, or messages that contain obscene, profane, racial or otherwise offensive or discriminatory language or material.  Violations of this policy will result in disciplinary action up to, and including termination of employment.
CHC reserves the right, subject to applicable laws, to monitor and review all written and electronic communications that Covered Persons send or receive at work or using CHC's systems, including, but not limited to, electronic mail, text messages, instant messages, voicemail, envelopes, packages or messages marked "personal and confidential."

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E.	Requests for Information

Employees should only respond to inquiries or questions from third parties, either directly or indirectly, if such employee is certain that he or she is authorized to do so. Even if the employee is authorized by CHC regulations to provide such information, if there is a designated spokesperson or coordinated approach to dealing with that information the employee must refer the third party to the appropriate source within CHC.  Requests for information from financial and security analysts or investors should always be directed to the Chief Executive Officer or Chief Financial Officer as should requests for information from the media.  Requests from an attorney for information or to interview a Covered Person should be directed to CHC’s General Counsel. The CHC policies on requests for information may be accessed through the Coventry Compliance Center on Coventry Today (http://intranetprod.cvty.com/esc/esc_compliance.html).

F.	Maintenance of Company Records and Files

All Covered Persons must follow CHC policy regarding the retention, disposal or destruction of any CHC records or files.  Laws and regulations require retention of certain CHC records for various periods of time, particularly in the tax, personnel, health and safety, environment, contract, customs and corporate structure areas. Records should always be retained or destroyed according to CHC’s record retention policies.  The Record Retention and Destruction Policy and state schedules may be accessed through the Coventry Compliance Center on Coventry Today (http://cvtynet.cvty.com/).  Covered Persons must strictly comply with this policy.  In the event of litigation or governmental investigation concerning CHC’s records or files, consult CHC’s General Counsel.

G.	Confidential Member Information

Title II of the Health Insurance Portability and Accountability Act (HIPAA), along with other state and federal laws, require that Coventry protect the confidentiality, integrity, and availability of an individual's health information and prohibit unauthorized disclosure of protected health information (PHI).

Covered Persons must never access or share member confidential information unless authorized, and assigned job duties require it for legitimate business or patient-care purposes. Coventry’s policies regarding the federal and state privacy and security laws and regulations can be found on the Policy Center (http://chcportal.cvty.com/ent/policycenter/default.aspx)

VII.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

CHC encourages each of its Covered Persons to be good citizens and to fully participate in the political process.  Covered Persons should, however, be aware that: (1) federal law and the laws of most states prohibit corporate contributions to political candidates, political parties or party officials; and (2) Covered Persons who participate in partisan political activities must ensure that they do not leave the impression that they speak or act for or on behalf of CHC.

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VIII.	DISCRIMINATION

CHC believes that the fair and equitable treatment of employees, subscribers, members and other persons is critical to fulfilling its vision and goals.

It is a policy of CHC to enroll subscribers and members without regard to the race, color, religious belief, sex, ethnic background, national origin, alienage, ancestry, citizenship status, age, marital status, pregnancy, sexual orientation, veteran status or physical or mental disability or history of disability of such person, or any other classification prohibited by law.

It is a policy of CHC to recruit, hire, train, promote, assign, transfer, layoff, recall and terminate employees based on their own ability, achievement, experience and conduct without regard to race, color, religious belief, sex, ethnic background, national origin, alienage, ancestry, citizenship status, age, marital status, pregnancy, sexual orientation, veteran status or physical or mental disability or history of disability of such person or any other classification prohibited by law.

No form of harassment or discrimination on the basis of race, color, religious belief, sex, ethnic background, national origin, alienage, ancestry, citizenship status, age, marital status, pregnancy, sexual orientation, veteran status or physical or mental disability or history of disability or any other classification prohibited by law will be permitted.  Each allegation of harassment or discrimination will be promptly investigated in accordance with applicable human resource policies and procedures.

IX.	IMPLEMENTATION

Strict adherence to this Code is vital.  Management is responsible for ensuring that Covered Persons are aware of the provisions of the Code.  For clarification or guidance on any point in the Code, consult CHC’s Chief Compliance Officer or CHC’s General Counsel.

To ensure that proper dissemination and understanding of this Code is achieved, the following implementation will be followed:  Employees will sign or electronically acknowledge through the CHC Learning Link the Statement of Understanding, (Attachment A), the Proprietary Information, Confidentiality and Non-Solicitation Agreement (Attachment B), the Pharmaceutical Company Relationships Employee Acknowledgment (Attachment C) and will complete the Business Transactions With A Party In Interest (Attachment D) at the time of hire and on an annual basis thereafter.  Human Resources shall be responsible for making sure each employee signs or electronically acknowledges and completes the required Attachments A, B, C and D .  Signing or acknowledgment and completion of the required Attachments A, B, C and D shall be done in conjunction with the training requirements set forth in CHC’s Policy on Employee Training.  New employees shall, within the first 30 days of employment, complete their compliance training and sign or electronically acknowledge and complete the required Attachments A, B, C and D.  Refer to the CHC Policy on Employee Training on the Coventry Compliance Center on Coventry Today (http://cvtynet.cvty.com/).

A.	Covered Persons

Covered Persons are required to report (in good faith) any actual or suspected dishonest or illegal activities or other violations of this Code.  Failure to report dishonest or illegal activities or reporting false information is a very serious violation of this Code and could be cause for immediate termination of employment. The reporting of a suspected Code violation may be made verbally or in writing. See Section X. below for the procedure to follow for reporting suspected violations of this Code.  It is a serious Code violation for any CHC employee to initiate or encourage reprisal action against an employee or other person who in good faith reports known or suspected Code violations.

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B.	Board of Directors

1. The Audit Committee of the Board of Directors is generally responsible for assuring that the business of CHC is conducted in accordance with the Code.  The Audit Committee will assure that the Code is properly administered.  If willful violations are discovered, the Audit Committee shall assure that the legal rights of individuals are protected, that CHC’s legal obligations are fulfilled and that proper disciplinary and legal actions are taken.  The Audit Committee will further see that corrective measures and safeguards are instituted to prevent recurrence of violations.

2. Only the Audit Committee has the authority to waive any provision of this Code with respect to an executive officer or director of CHC.  If a waiver of this Code is granted for a director or executive officer, such waiver must be promptly and accurately disclosed as required by law or applicable stock exchange rule.

C.	Training

On an annual basis, each employee must complete at least one hour of training dealing with compliance with laws, the Compliance and Ethics Program and/or this Code.  This attendance will be documented.  See CHC’s Policy on Employee Training.  In addition, employees directly involved in a government program shall receive additional compliance training in accordance with other government program training policies.
The CHC Chief Compliance Officer shall establish such other training or dissemination of information to Covered Persons, as may be necessary or appropriate, to comply with all applicable laws and with this Code, including the continuation of existing compliance programs such as Medicare/Medicaid compliance and compliance with securities laws.
The CHC Compliance Officer shall make periodic reports to CHC’s Chief Executive Officer and Board of Directors concerning compliance with the above training requirements.

D.	CHC Officers, Supervisors and Managers

All officers, supervisors and managers are required to report (in good faith) any actual or suspected dishonest or illegal activities or other violations of this Code  The procedures for reporting actual or suspected violations are set forth in Section X. below.  All officers, supervisors and managers are also responsible for ensuring that each of their employees has completed the annual compliance training, understands the training and has signed and completed, either in writing or electronically through the CHC learning management system, the required Attachments A, B, C and D.  New employees shall, within the first 30 days of employment, complete the compliance and ethics training and sign, or electronically acknowledge through the CHC learning management system, the Statement of Understanding (Attachment A), the Proprietary Information, Confidentiality and Non-Solicitation Agreement (Attachment B), the Pharmaceutical Company Relationships Employee Acknowledgment (Attachment C) and complete the Business Transactions With A Party In Interest (Attachment D).
Officers, supervisors and managers may be sanctioned for failing to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the part of the officer, supervisor or manager would have led to the discovery of any problems or violations and would have given CHC the opportunity to correct them earlier.

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X.	PROCEDURES FOR REPORTING SUSPECTED VIOLATIONS (WHISTLEBLOWER POLICY)

CHC has adopted this policy to promote the reporting or disclosure of Violations and potential Violations.  CHC does not encourage frivolous complaints, but it does want any Covered Person or vendor, supplier or agent of CHC (each an “Affected Person”) who knows of a Violation or potential Violation to contact a representative of CHC through one of the methods contained in Section X.G.  A “Violation” includes the following:

1.
violations of law, including any rule of the Securities and Exchange Commission, federal laws related to fraud against CHC’s stockholders, and the laws and regulations of any jurisdiction in which CHC operates;

2.	violations of Company policies (including this Code of Business Conduct and Ethics) and statutory or other requirements for good corporate governance;

3.	improper accounting entries, violations of internal accounting controls or improper auditing matters;

4.	any other matter, which in the good faith belief of any Affected Person, could cause harm to the business or public position of CHC; or

5.	any attempt to conceal a Violation or evidence of a potential Violation.

A.	General Policy

Any Affected Person who, in Good Faith, reports a Violation is referred to as a “Whistleblower” and is protected from any retaliation by CHC. “Good Faith” means that the Affected Person has a reasonably held belief that the disclosure is true and has not been made either for personal gain or for any ulterior motive.
CHC notes that the Sarbanes-Oxley Act of 2002 (“SOX”) and the False Claims Act provide certain legal protection to whistleblowers. Under Section 806 of SOX, CHC and its officers, employees, contractors, subcontractors and agents cannot discharge, demote, suspend, threaten, harass, or in any other manner discriminate (collectively, “Retaliate”) against employees who provide information in investigations – including internal investigations – into certain types of violations of the securities laws and regulations, or who file proceedings relating to similar violations.  Additionally, under Section 1107 of SOX, any person who knowingly, with the intent to retaliate, takes any action harmful to any person, including interference with the lawful employment or livelihood of any person, for providing a law enforcement officer any truthful information relating to the commission or possible commission of any Federal offense, shall be fined under this title or imprisoned not more than 10 years, or both.

Under Section 3730(h) of the False Claims Act, any employee who is discharged, demoted, harassed or otherwise discriminated against because of lawful acts by the employee in furtherance of an action under the False Claims Act is entitled to relief to make that employee whole.

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B.	Purpose of the Whistleblower Policy

CHC has adopted this whistleblower policy in order to:

1. cause Violations to be disclosed before they can disrupt the business or operations of CHC, or lead to serious loss,

2. promote a climate of accountability with respect to Company resources, including its employees, and

3. ensure that no Affected Person should feel at a disadvantage in raising legitimate concerns.

This policy provides a means whereby Affected Persons can safely raise, internally and at a high level, serious concerns and disclose information that the Affected Person believes in good faith could constitute a Violation.
For a more detailed description of state and Federal laws which prohibit the filing of false claims and that protect Whistleblowers under such laws, refer to the Coventry Compliance Center on Coventry Today (http://cvtynet.cvty.com/).

C.	Affected Persons Protected

This procedure offers protection to Affected Persons, who disclose matters that are, or could give rise to, Violations, provided the disclosure is made:

1. In good faith,

2. In the reasonable belief of the individual making the disclosure that the conduct or matter disclosed could give rise to a Violation, and

3. Pursuant to the procedures contained in Section X.G. below.

No complaint that satisfies these conditions will result in dismissal or disciplinary action or any other form of discrimination for the complainant.  Any acts of Retaliation against a Whistleblower shall be treated by CHC as a serious disciplinary matter and could result in dismissal.

D.	Confidentiality of Disclosure

CHC will treat all such disclosures as confidential and privileged to the fullest extent permitted by law.  CHC will exercise particular care to keep confidential the identity of any Affected Person, making an allegation under this procedure until a formal investigation is launched.  Thereafter, the identity of the Affected Person making the allegation may be kept confidential, if requested, unless such confidentiality is incompatible with a fair investigation or unless there is an overriding reason for disclosure.  In this instance, the Affected Person making the disclosure will be so informed.  Where disciplinary proceedings are invoked against any individual following a complaint under this procedure, CHC will normally require the name of the Affected Person to be disclosed to the person subject to such proceedings.

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CHC encourages individuals to put their name to any disclosure they make, but any Affected Person may also make anonymous disclosure as provided in Section X.G.1(f) below.  In responding to an anonymous complaint, CHC will pay due regard to fairness to any individual named in the complaint, the seriousness of the issue raised, the credibility of the complaint and will undertake to conduct an effective investigation and discovery of evidence.
Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the disclosure.

E.	Unsubstantiated Allegations

If an Affected Person makes an allegation in good faith, which is not confirmed by subsequent investigation, no action will be taken against that individual.  In making a disclosure, all individuals should exercise due care to ensure the accuracy of the information.

If after investigation a matter raised under this procedure is found to be without substance and to have been made for malicious or frivolous reasons, the Affected Person could become the subject of disciplinary action.

Where an allegation is not substantiated (a) the conclusions of the investigation will be made known both to the Affected Person who made the allegation and to the person against whom the allegation was made and (b) all papers relating to the allegation and investigation will be removed from the record.

F.	Follow-Up

CHC’s Chief Compliance Officer will deliver a report of all substantiated material Violations and any subsequent actions taken to the Board of Directors or the appropriate committee of the Board.
The conclusion of the investigation will be communicated to the person or persons against whom the complaint or allegation is made and to the Affected Person who made the complaint or allegation.

G.	Procedures

1. Any disclosure made by an Affected Person under this policy must be reported to one of the following as appropriate:

a) to a supervisor or manager,

b) to the Chief Compliance Officer or a Compliance Officer of CHC,

c) to the Chief Financial Officer if the allegation relates to financial, accounting or auditing matters, or

d) if an employee wishes to remain completely anonymous, by calling CHC’s anonymous reporting hotline, “The Comply Line” at 1-877-242-5463, which is staffed twenty-four hours a day and seven days a week.

Affected Persons are expected to report any suspected Violations.

The Comply Line number shall be posted in all work locations.  All reports must contain sufficient information to investigate the concerns raised.  CHC will attempt to treat such reports confidentially and to protect the identity of the individual who has made a report to the maximum extent possible and as may be permitted under applicable law.

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2. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, CHC’s Chief Compliance Officer, or a CHC Compliance Officer shall see that appropriate corrective action takes place immediately. CHC will weigh relevant facts and circumstances, including, but not limited to, the extent to which the behavior was contrary to the express language or general intent of the Code, the seriousness of the behavior, the person’s history with CHC and other factors which CHC deems relevant. No adverse action or retribution of any kind will be taken by CHC against an Affected Person solely because he or she reports in good faith a suspected Violation. Proof of Violations may result in discipline ranging from warnings and reprimands to termination of employment or, where appropriate, the filing of a civil or criminal complaint.  Disciplinary decisions will be made by operating management, subject to review by CHC’s Chief Compliance Officer, the Chief Human Resources Officer or CHC’s General Counsel. Individuals will be informed of the charges against them and will be given the opportunity, as appropriate, to state their position before any disciplinary action is imposed.

If CHC’s Chief Compliance Officer determines that a material or significant violation of this Code or law has occurred, CHC’s Chief Compliance Officer will report such violation to the Board or the appropriate committee of the Board together with any reports or analysis that CHC’s Chief Compliance Officer or any member of the Board determines is necessary or appropriate for the Board to review.

An Affected Person must wait at least two weeks for a response after reporting the Violation or potential Violation, unless the Affected Person believes in good faith that conditions warrant a quicker reply, in which case the Affected Person shall detail those conditions as part of his or her initial report.

3. An Affected Person, who is not satisfied with the response after following the procedure set out in Section X.G.1. or who has not received a response within the time period contained in Section X.G.2., may invoke this Section X.G.3.  The Affected Person must continue to discuss any issues with the persons identified.  However, the disclosure shall thereafter also be directed, in writing, and confidentially, to the Chair of the Board of Directors.  The Chair of the Board of Directors shall then make a preliminary investigation of such concerns and report in writing to CHC’s General Counsel, with a request that CHC’s General Counsel investigate further and report to the Board in a period of time specified by the Chair of the Board of Directors.  CHC’s General Counsel may appoint another person to undertake the preliminary investigation, provided that the findings and conclusions of the person so appointed shall be reported to, and endorsed by, CHC’s General Counsel before the report is made to the Board.

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4. If on preliminary examination the complaint or allegation is judged to be wholly without substance or merit, it shall be dismissed and the Affected Person informed of the decision and the reasons for such dismissal.  If it is judged that a prima facie case may exist, the matter shall be dealt with in accordance with CHC’s normal disciplinary procedures or as otherwise may be deemed appropriate according to the nature of the case.  The outcome of the investigation will be reported to the Affected Person.

Subject to Section X.G.4., if any allegation of a Violation relates to a director or executive officer of CHC, the Chair of the Board of Directors may retain independent counsel to investigate the matter and to make a report to the Board.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED.  AFFECTED PERSONS SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

H.	Website Publication

This Code shall be posted on CHC’s intranet and internet websites.

I.	Annual Review

This procedure will be reviewed annually by the Board or the appropriate committee of the Board after consultation with CHC’s Chief Compliance Officer, taking into account the effectiveness of the policy in promoting proper disclosure, but with a view to minimizing the opportunities to cause improper investigations.

XI.	LIMITATION ON EFFECT OF CODE OF BUSINESS CONDUCT AND ETHICS

Nothing contained in this Code is to be construed or interpreted to create a contract of employment, either express or implied, nor is anything contained in this Code intended to alter a person’s status of “employment-at-will” with CHC to any other status.

XII.	RESERVATION OF RIGHTS

CHC reserves the right to amend the Code of Business Conduct and Ethics, in whole or in part, at any time and solely at its discretion.

ATTACHMENTS:

Attachment A:	Statement of Understanding of and Compliance with CHC’s Code of Business Conduct and Ethics

Attachment B:	Proprietary Information, Confidentiality and Non-Solicitation Agreement

Attachment C:	Pharmaceutical Company Relationships Employee Acknowledgment

Attachment D:	Business Transactions With a Party in Interest

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ATTACHMENT A
STATEMENT OF UNDERSTANDING OF AND COMPLIANCE WITH
CHC’S CODE OF BUSINESS CONDUCT AND ETHICS

I certify that I have read and understand CHC’s Code of Business Conduct and Ethics and relevant other sections of the Compliance and Ethics Program and agree to abide by it during the entire term of my employment at CHC.  I acknowledge that:

(1)	I understand how the Code applies to me and agree to fully comply with each of its provisions;

(2)
I further understand that CHC expects each person to whom this Code applies to abide by its terms and conditions and to conduct the business and affairs of CHC in a manner consistent with its general statement of principles;

(3)
I have a duty to report and will report any alleged or suspected violation of any laws, regulations, the Code of Business Conduct and Ethics or the Compliance and Ethics Program to a supervisor or manager, CHC’s Chief Compliance Officer, a Compliance Officer, a Human Resources representative, CHC’s General Counsel or the CHC Comply Line;

(4)
Neither I nor a family member has been convicted of, or charged with, a criminal offense related to health care nor have I or a family member been listed by a federal agency as debarred, excluded or otherwise ineligible for participation in federally funded health care programs;

(5)
I have received compliance training either within this past year (for existing employees) or, if a new hire, within the first thirty (30) days of employment or, if an independent non-employee member of the Board of Directors, within 60 days of my election as a Director;

(6)
I know of no situation in which my personal interest or the personal interest of a household member could conflict with or appear to conflict with CHC’s interests.  I am not aware of any additional circumstances, other than those disclosed below, that could represent a potential violation of any law, regulation, the Code of Business Conduct and Ethics or the Compliance and Ethics Program;

(7)
I understand that any violation of any laws, regulations, the Code of Business Conduct and Ethics, the Compliance and Ethics Program, or any other corporate compliance policy or procedure is grounds for disciplinary action, up to and including discharge from employment.

Name: ______________________________________________           Date: _________________________________

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ATTACHMENT B
PROPRIETARY INFORMATION, CONFIDENTIALITY
AND NON-SOLICITATION AGREEMENT

You may have access to or be made aware of confidential or proprietary information.  This could include, as examples, information about members, employer groups, providers, company financials, internal strategic plans, employee records including salary information, or similarly sensitive data.

You are expected to use such information to perform your duties and to keep it totally confidential.  You are not to discuss or share confidential information with anyone inside or outside Coventry Health Care, Inc., its subsidiaries and affiliated entities (collectively, “CHC”), who does not have a direct need-to-know involvement.  Violation of confidentiality is grounds for immediate termination of employment.  You will also not discuss or share any confidential information after your employment with CHC ends, except as required by law.

Computer data security is as much a concern as safeguarding other confidential materials and information.  The computer resources of CHC are vital to our operations.  They contain confidential data about members, employer groups, providers, CHC, directors, officers and employees.  It is our policy to protect this information, use it only for the purposes intended, and make it available only to those who need it.  In this effort, we will be guided by the following principles:

(1)	The computer resources of CHC are to be used only for authorized, legitimate purposes.

(2)	Our computer data is to be used only for the business needs of CHC and its subsidiaries.

(3)	A password will be required to access our computer records. A password is private information and is to be used only by the person to whom it is issued.

(4)
Each of us must recognize the need to protect CHC’s computer data. Immediately report suspected abuses or violations of security to a supervisor or manager, CHC’s Chief Compliance Officer, a Compliance Officer, a Human Resources representative, CHC’s General Counsel or the CHC Comply Line.

During employment with CHC and for the one-year period following termination of employment, you agree not to hire away any then-current employee of CHC, or to persuade any such employee to leave employment with CHC.

I have read and understand the above Proprietary Information, Confidentiality and Non-Solicitation Agreement, and I agree to abide by this Agreement.  I also understand that each CHC employee must sign this Agreement or acknowledge their agreement with it by electronic submission through the CHC Learning Link.

Name: ______________________________________________           Date: _________________________________

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ATTACHMENT C
PHARMACEUTICAL COMPANY RELATIONSHIPS
EMPLOYEE ACKNOWLEDGMENT

It is the policy of Coventry Health Care, Inc., its subsidiaries and other affiliated entities (collectively, “CHC”) that all employees maintain certain standards of ethics and conduct as described herein with respect to the possible acceptance of any gifts from any pharmaceutical manufacturers, vendors, suppliers or contractors (each a “Pharmaceutical Company”), regardless of whether CHC currently does business with the Pharmaceutical Company (“Employee Gift Policy”).  This Employee Gift Policy also is applicable to the immediate family members (spouse and children) of the CHC Employee.

Any CHC Employee violating this Employee Gift Policy will be subject to disciplinary action that may include termination of employment.  CHC also may elect to pursue any and all legal remedies available against any violator of this Employee Gift Policy.

Money Gifts.  CHC Employees may not accept gifts of money from a Pharmaceutical Company under any circumstance.

Non-Money Gifts.  CHC Employees may not solicit from a Pharmaceutical Company non-monetary gifts, gratuities or any other personal benefits.  CHC Employees may accept unsolicited, non-monetary gifts from a Pharmaceutical Company only if:  (1) the gift is no more than the nominal value of $100 per calendar year and is reported to the CHC’s Chief Compliance Officer; or (2) the gift is advertising or promotional material that has a fair market value no greater than $100.  Gifts of more than $100 in value per calendar year may only be accepted if protocol, courtesy or other special circumstances exist; provided however, that CHC employees must first report and receive prior approval of all such gifts from CHC’s Chief Compliance Officer, or CHC’s General Counsel before accepting gifts of more than $100 in value per calendar year.

Entertainment.  CHC Employees may not encourage or solicit entertainment from a Pharmaceutical Company.  From time to time, CHC Employees may accept from a Pharmaceutical Company entertainment; provided however, that such entertainment is reasonable, occurs infrequently and does not involve lavish expenditures.  CHC Employees who have questions or concerns regarding the appropriateness of accepting entertainment must contact a supervisor or manager, CHC’s Chief Compliance Officer, a Compliance Officer, a Human Resources representative, CHC’s General Counsel or the CHC Comply Line.

Trips.  CHC Employees may not accept from a Pharmaceutical Company an offer of a free or discounted trip, including plane fare, lodging, associated meals, entertainment, honorariums or meeting registration.  If a CHC Employee would otherwise attend the proposed meeting because of its educational value, the CHC Employee should request funding from the CHC health plan budget after receiving approval to do so from his/her supervisor or manager.  For a limited number of legally appropriate circumstances, there may be an exception to this general prohibition.  Under such circumstances, the CHC Employee must first report and receive prior approval from two officers—CHC’s Chief Compliance Officer and at least one of the following officers:  the Chief Human Resources Officer; the Chief Operating Officer; the Chief Medical Officer; or CHC’s General Counsel, or their designee.

Monetary Sponsorship of CHC Educational Meetings.  CHC Employees may accept a Pharmaceutical Company’s offer to underwrite expenses for a CHC in-house joint educational or training meeting designed by CHC and the Pharmaceutical Company to improve the quality of healthcare delivered to CHC enrollees; provided that the financial support to be received from the Pharmaceutical Company is limited to meeting room rental and CHC’s publication of educational or training materials.  Other financial support, including hotel accommodations, entertainment or travel expense, is prohibited.  Each CHC Employee must first report and receive prior approval for all such sponsorships from CHC’s General Counsel.

I have read, understand and agree to abide by the terms of this Employee Gift Policy during my tenure at CHC.  Further, I understand that each CHC employee must sign this Employee Gift Policy or acknowledge their agreement with this Employee Gift Policy by electronic submission through the CHC Learning Link.

Name: ______________________________________________           Date: _________________________________

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ATTACHMENT D
BUSINESS TRANSACTIONS
WITH A PARTY IN INTEREST

Any business transaction(s) between Coventry Health Care, Inc. and/or any of its subsidiaries and

(1)	an individual who is an officer, director or employee of Coventry Health Care, Inc. or any of its subsidiaries, or

(2)	the spouse, child or parent of an individual who is an officer, director or employee of Coventry Health Care, Inc. or any of its subsidiaries,

that has a total value exceeding $25,000 in any calendar year must be reported to CHC’s Chief Compliance Officer immediately.

In the space provided below, please describe any current or potential business transactions that fall within the above definition:

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

I understand that each employee of Coventry Health Care, Inc. or any of its subsidiaries must complete this Business Transactions With A Party Of Interest and submit it to CHC’s Chief Compliance Officer or submit it electronically through the CHC Learning Link.

Name: ______________________________________________           Date: _________________________________

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